Exhibit 99.1

Allegheny Technologies Announces Full Year and Fourth Quarter 2007 Results

PITTSBURGH--(BUSINESS WIRE)--Allegheny Technologies Incorporated (NYSE:ATI):

Full Year 2007 Results
-- Sales increased 10.5% to a record $5.45 billion
-- Net income increased 30% to a record $747.1 million, or $7.26 per share
-- Segment operating profit increased 19% to $1.27 billion, or 23.2% of sales
-- Return on capital employed of 31.2%
-- Return on stockholders' equity of 40.1%
-- Gross cost reductions of $111.6 million
-- Cash provided by operating activities of $709.8 million
-- Capital expenditures of $447.4 million
-- Voluntary contribution to U.S. defined benefit pension plan of $100 million
-- Common stock dividend increased for third consecutive year
-- $500 million share repurchase program authorized in November 2007
-- $61 million of shares repurchased in fourth quarter
-- Cash on hand increased $121 million to $623 million from year end 2006

Fourth Quarter 2007 Results
-- Sales of $1.27 billion
-- Net income of $148.9 million, or $1.45 per share
-- Segment operating profit of $244.4 million, or 19.2% of sales

Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the full year 2007 of $747.1 million, or $7.26 per share, on sales of $5.45 billion. Net income for the full year 2006 was $574.1 million, or $5.61 per share, on sales of $4.94 billion.

Net income in the fourth quarter 2007 was $148.9 million, or $1.45 per share, on sales of $1.27 billion. In the fourth quarter 2006, ATI reported net income of $163.1 million, or $1.59 per share, on sales of $1.40 billion.

“In 2007, we strengthened our position in key global growth markets, launched new production facilities, and solidified our balance sheet while achieving record sales and profits,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “Sales increased over 10% to almost $5.5 billion, net income and earnings per share increased 30% to $747 million and $7.26, respectively, and segment operating profit was over 23% of sales. Direct international sales in 2007 were nearly $1.5 billion, a record, or approximately 27% of sales.

“Cash flow was strong in 2007. Cash on hand at the end of the year was $623 million, an increase of $121 million over 2006. This is after investing $447 million in capital expenditures and making a $100 million voluntary pension contribution. We also repurchased 674,800 shares of ATI stock for approximately $61 million since mid-November 2007. At the end of 2007, ATI had more cash than debt.

“Other important financial metrics were also strong in 2007. Return on capital employed was 31% and return on stockholders’ equity was 40%.

“Compared to 2006, shipments of our High Performance Metals segment titanium alloys, nickel-based alloys and specialty alloys, and exotic alloys grew 12%, 4%, and 20%, respectively. These products benefited from strong demand from global markets and our ongoing strategic capital projects. In our Flat-Rolled Products segment, shipments of titanium and ATI-produced Uniti titanium products grew nearly 25% to approximately 10.4 million pounds, and shipments of our grain-oriented silicon electrical steel grew 5%, both compared to 2006.

“As expected, the fourth quarter 2007 turned out to be a difficult quarter for our standard grade stainless sheet shipments, primarily due to U.S. and European service center customers’ destocking actions. Shipments of these products were only about 66,400 tons, which is well below our target needed to operate efficiently. In addition, operating profit in our Engineered Products segment was not acceptable. In particular, our tungsten products business was negatively impacted by start-up costs at the APT (ammonium paratungstate) plant.

“Our major capital projects for titanium sponge production, melting, rolling and finishing are on track. At this point, we expect 2008 capital expenditures to be in the range of $450 to $500 million; all are expected to be self-funded.

“We believe our long-term profitable growth outlook remains intact. ATI is well positioned due to the growing global markets that have been driving our performance over the last several years, our new production facilities, and our strong financial position. We expect demand from the commercial aerospace market to remain at high levels as our airframe and jet engine customers’ backlogs are at record levels. We also expect demand from the chemical process industry, oil and gas, and electrical energy markets to stay strong as the global infrastructure build and rebuild continues.

“Order entry for our flat-rolled standard grade stainless sheet improved late in the fourth quarter 2007 and has further improved in January. It appears that the major U.S. service centers now have their inventories in better balance.

“While we remain steadfast in our long-term growth outlook, short-term visibility is unclear. Some customers are currently cautious due to the U.S. economy. We also see caution in the aerospace supply chain due to the uncertainty of the Boeing 787 Dreamliner build schedule and ramp-up, even though build rates for existing models are scheduled to increase significantly, and demand for jet engine spare parts remains robust.

“At this point, we believe first quarter 2008 results are likely to be similar to those achieved in the fourth quarter 2007. We remain optimistic about 2008. However, we expect to have a better understanding of the potential upside for the balance of 2008 once we get beyond the first quarter.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2007	2006(a)	2007	2006(a)

Sales	$1,273.6	$1,396.9	$5,452.5	$4,936.6

Net income	$148.9	$163.1	$747.1	$574.1

	Per Diluted Share

Net income	$1.45	$1.59	$7.26	$5.61

(a) Net income and net income per diluted share for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.

Full Year and Fourth Quarter 2007 Financial Highlights

  Sales for the full year 2007 increased to $5.45 billion, 10.5% higher than 2006. Compared to the full year 2006, sales increased 14% in the High Performance Metals segment, and 9% in the Flat-Rolled Products segment, but were essentially flat for the Engineered Products segment. For the fourth quarter 2007, sales decreased to $1.27 billion, 8.8% lower than the fourth quarter 2006. Compared to the fourth quarter 2006, sales increased 5% in the High Performance Metals segment, but declined 18% in the Flat-Rolled Products segment. Sales for the Engineered Products segment were flat compared to the fourth quarter 2006.
  Full year 2007 segment operating profit was $1.27 billion, or 23.2% of sales, an increase of $204.5 million compared to 2006 as a result of improved performance in the High Performance Metals and Flat-Rolled Products segments. Full year 2007 results included a LIFO inventory valuation reserve benefit of $92.1 million, due primarily to lower nickel and titanium scrap raw material costs. In 2006, higher nickel, nickel-bearing scrap, and titanium raw material costs resulted in a LIFO inventory valuation reserve charge of $197.0 million.
  Fourth quarter 2007 segment operating profit was $244.4 million, a decrease of $55.9 million, or 19%, compared to the fourth quarter 2006, as a result of declines in the Flat-Rolled Products and Engineered Products segments. Fourth quarter 2007 results included a LIFO inventory valuation reserve benefit of $73.5 million, due primarily to lower nickel and titanium scrap costs. This LIFO valuation reserve benefit offset the FIFO margin compression resulting from lower raw material indexes and surcharges in our High Performance Metals and Flat-Rolled Products segments. The fourth quarter 2006 period included a LIFO inventory valuation reserve charge of $90.6 million.
  Net income for the full year 2007 increased 30% to $747.1 million, or $7.26 per share, compared to $574.1 million, or $5.61 per share for 2006. For the fourth quarter 2007, net income was $148.9 million, or $1.45 per share, compared to $163.1 million, or $1.59 per share, in the fourth quarter 2006.
  Cash flow from operations was $709.8 million for the 2007 year, including a $100 million voluntary pension contribution made in the fourth quarter 2007. The full year cash flow from operations included an investment of $44.3 million in managed working capital resulting primarily from increased business activity.
  Capital expenditures totaled $447.4 million for the full year 2007, including $166.4 million in the fourth quarter 2007.
  Shares repurchased during the last six weeks of the fourth quarter 2007 totaled 674,800 shares at a cost of $61.2 million. In November 2007, ATI’s Board of Directors authorized a $500 million share repurchase program.
  Cash on hand was $623.3 million at the end of 2007, a $121.0 million increase from year end 2006.
  Gross cost reductions, before the effects of inflation, totaled $29.4 million for the fourth quarter 2007 and $111.6 million for the full year 2007, which exceeded our 2007 gross cost reduction target of $100 million. Our 2008 gross cost reduction target is $100 million.

High Performance Metals Segment

Market Conditions

  Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys remained stable at a high level from the aerospace and defense, and oil and gas markets. Demand was strong for our exotic alloys from the global chemical process industry and nuclear electrical energy markets.

Fourth quarter 2007 compared to fourth quarter 2006

  Sales increased 5% to $512.0 million. Shipments increased 5% for titanium and titanium alloys, 12% for nickel-based and specialty alloys, and 51% for exotic alloys. Full year 2007 shipments of titanium mill products were 30.7 million pounds, 12% higher than full year 2006 shipments of 27.4 million pounds. The improvement for titanium and titanium alloy shipments reflects the increasing business activity associated with supplying material for aircraft airframes. Fourth quarter 2007 average selling prices increased 15% for nickel-based and specialty alloys and 2% for exotic alloys, but decreased 20% for titanium and titanium alloys, all compared to the fourth quarter 2006. The increase in the average selling price for nickel-based and specialty alloys was primarily due to increased index pricing associated with higher raw material costs, primarily nickel. The decline in titanium and titanium alloy average pricing was primarily due to reduced index pricing associated with lower titanium scrap costs. The increase in the average price of exotic alloys was primarily due to product mix.
  Segment operating profit increased 3% to $187.2 million, or 36.6% of sales. The increase in operating profit was primarily due to increased shipments and the benefits of gross cost reductions partially offset by the FIFO margin compression resulting from the rapid decline in raw material costs. The decline in titanium scrap prices resulted in a LIFO inventory valuation reserve benefit of $61.4 million in the fourth quarter 2007, which offset the FIFO margin compression resulting from the rapid decline in raw material costs. The fourth quarter 2006 included a LIFO inventory valuation charge of $12.4 million.
  Results benefited from $14.5 million of gross cost reductions, bringing full year 2007 gross cost reductions in this segment to $42.2 million.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for our specialty and titanium sheet, and grain-oriented silicon electrical products from the chemical process industry, oil and gas, and electrical energy markets. Demand for standard stainless sheet products began to improve at the end of the quarter, but fourth quarter 2007 shipments were extraordinarily weak primarily due to ongoing U.S. and European service center customers’ destocking actions.

Fourth quarter 2007 compared to fourth quarter 2006

  Sales were $654.4 million, 18% lower than the fourth quarter 2006, as a 25% decrease in pounds shipped offset an improved product mix. Total high-value products shipments were 1% higher than the fourth quarter 2006. Shipments of specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel, all high-value products, increased 13%. Shipments of standard grade products decreased 39%. For the full year 2007, shipments of titanium and ATI-produced Uniti titanium products in the Flat-Rolled Products segment were 10.4 million pounds, nearly 25% higher than the 8.4 million pounds in 2006. Fourth quarter 2007 average transaction prices for all products, which include surcharges, were 7% higher than the fourth quarter 2006 as high-value products represented a larger percentage of total sales.
  Segment operating profit decreased to $55.7 million, or 8.5% of sales. The decrease in operating profit was primarily a result of significantly lower shipments of standard grade products and the impact of the FIFO margin compression, which resulted from the rapid decline in raw material costs. These items were partially offset by improved product mix for higher value products and the benefits of gross cost reductions. In addition, a LIFO inventory valuation reserve benefit of $14.1 million was recorded in the fourth quarter 2007 primarily due to a significant decrease in inventory quantities. The fourth quarter 2006 included a LIFO inventory valuation charge of $78.1 million.
  Results benefited from $12.4 million in gross cost reductions, bringing full year 2007 gross cost reductions in this segment to $60.1 million.

Engineered Products Segment

Market Conditions

  Demand for our tungsten and tungsten carbide products increased from the aerospace and defense, electrical energy, and medical markets but was lower from the oil and gas market for down-hole drilling applications. Demand was strong for our forged products from the construction and mining, and oil and gas markets, and demand was soft from the transportation market. Demand for our cast products was strong from the electrical energy market for wind and natural gas power generation applications. Demand remained strong for our titanium precision metal processing conversion services.

Fourth quarter 2007 compared to fourth quarter 2006

  Sales of $107.2 million were comparable to the fourth quarter 2006.
  Segment operating profit was $1.5 million, or 1.4% of sales, compared to $11.3 million, or 10.6% of sales, for the comparable 2006 period. The decline in operating profit was primarily due to higher purchased scrap raw material costs and start-up costs associated with fully expanding our capacity to internally source all of our ammonium paratungstate (APT) requirements. The increase in raw material prices compared to year-end 2006 resulted in a LIFO inventory valuation reserve charge of $2.0 million in the fourth quarter 2007. The fourth quarter 2006 included a LIFO inventory valuation charge of $0.1 million.
  Results benefited from $2.5 million of gross cost reductions, bringing our full year 2007 gross cost reductions in this segment to $9.3 million.

Retirement Benefit Expense

  Retirement benefit expense decreased to $7.6 million in the fourth quarter 2007, compared to $20.5 million in the fourth quarter 2006, primarily as a result of higher than expected returns on plan assets in 2006 and the positive benefits of the voluntary pension contribution made in 2006.
  For the fourth quarter 2007, retirement benefit expense included in cost of sales was $5.4 million and in selling and administrative expenses was $2.2 million. For the fourth quarter 2006, the amount of retirement benefit expense included in cost of sales was $14.0 million, and the amount included in selling and administrative expenses was $6.5 million.
  During the fourth quarter 2007, we made a $100 million voluntary cash contribution to our U.S. qualified defined benefit pension plan to improve the plan’s funded position. As of year-end 2007, this plan was approximately 111% funded as measured in accordance with applicable accounting standards.
  Retirement benefit expense is currently expected to be approximately $1.0 million in 2008, a decline of $29.3 million compared to the $30.3 million of expense in 2007. This decrease is primarily attributable to the pension component of retirement benefit expense. As a result of higher than expected returns on pension assets in 2007 and the benefits of the $100 million voluntary contribution to the U.S. qualified defined benefit pension plan made in the 2007 fourth quarter, we expect pension income for 2008 of approximately $13.0 million compared to pension expense of $17.1 million for 2007. Postretirement medical expense, the other component of retirement benefit expense, is expected to increase to approximately $14.0 million in 2008, compared to $13.2 million in 2007, primarily as a result of lower plan assets in 2008 as benefit payments are expected to reduce VEBA trust assets.

Other Expenses

  Corporate expenses for the fourth quarter 2007 declined to $16.9 million compared to $21.9 million in the year-ago period. This decline was primarily due to lower legal expenses associated with closed businesses and lower expenses associated with annual and long-term performance-based cash incentive compensation programs.
  Fourth quarter 2007 interest income, net of interest expense, was $2.2 million compared to net interest expense of $5.7 million in the year-ago period due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects.

Income Taxes

  Results for the full year 2007 included a provision for income taxes of $400.2 million, or 34.9% of income before tax, for U.S. Federal, foreign and state income taxes. Full year 2006 results included a provision for income taxes of $298.5 million, or 34.2% of income before tax.
  Results for the fourth quarter 2007 included a provision for income taxes of $73.9 million, or 33.2% of income before tax, for U.S. Federal, foreign and state income taxes. The fourth quarter 2006 included a provision of $89.6 million, or 35.5% of income before tax. The fourth quarter 2007 included a $3.4 million benefit, primarily related to the reduction of a deferred tax valuation allowance with respect to certain state tax credits expected to be realized in future periods.

Cash Flow, Working Capital and Debt

  Cash on hand was $623.3 million at the year end of 2007, an increase of $121.0 million from year end 2006.
  Cash flow from operating activities during the full year 2007 was $709.8 million as improved operating earnings were partially offset by a $100 million voluntary contribution to the Company’s U.S. defined benefit pension plan and a $44.3 million investment in managed working capital.
  The investment in managed working capital resulted from a $41.1 million increase in accounts receivable and a $36.2 million increase in inventory, partially offset by a $33.0 million increase in accounts payable. The increase in accounts receivable and inventory was primarily the result of increased operating volumes for High Performance Metals segment products.
  At December 31, 2007, managed working capital was 32.2% of annualized sales, compared to 29.0% of annualized sales at year-end 2006. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $451.7 million in 2007 and consisted primarily of capital expenditures.
  Cash used in financing activities was $137.1 million in 2007 primarily due to repurchases of 674,800 shares of the Company’s common stock at a cost of $61.2 million, dividend payments of $58.1 million, $50.1 million for payments of income tax withholding on share-based compensation, and a reduction in borrowings of $23.9 million. These items were partially offset by tax benefits on share-based compensation of $50.7 million and proceeds received from the exercise of stock options of $5.5 million.
  Cash on hand at 2007 year end exceeded total debt. Therefore, net debt as a percentage of total capitalization was a negative 4.5% at the end of 2007, compared to a positive 3.3% at the end of 2006. Total debt to total capital declined to 19.2% at December 31, 2007 compared to 26.9% at the end of 2006.
  At December 31, 2007, there were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.
  We currently expect our 2008 capital expenditures to be between $450 to $500 million, excluding the capital expansion currently underway at our STAL joint venture in China. We intend to fund these capital investments through current cash on hand and internal cash flow. Depreciation expense for 2008 is expected to be approximately $122 million.

New Accounting Pronouncement Adopted in 2007

  As required, in the first quarter 2007 we adopted Financial Accounting Standards Board Staff (“FASB”) Position titled “Accounting for Planned Major Maintenance Activities” (“FSP PMMA”). The FSP PMMA prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities, which is the policy we had used to record planned plant outage costs on an interim basis within a fiscal year, and also to record the costs of major equipment rebuilds which extend the life of capital equipment. Under the FSP PMMA, we now report results using the deferral method whereby major equipment rebuilds are capitalized as costs are incurred and amortized to expense over the estimated useful lives, and planned plant outage costs are fully recognized in the interim period of the outage. As required by the FSP PMMA, the Company’s financial statements have been restated for all periods as if the FSP PMMA had been applied to the earliest period presented. The adoption of the FSP PMMA on January 1, 2007, resulted in an increase to retained earnings of $10.3 million, net of related taxes. Additionally, net income for the three months and year ended December 31, 2006, decreased $4.0 million, or $0.04 per share, and increased $2.2 million, or $0.02 per share, respectively.

Allegheny Technologies will conduct a conference call with investors and analysts on January 23, 2008, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006 (a)	2007	2006 (a)

Sales	$1,273.6	$1,396.9	$5,452.5	$4,936.6
Costs and expenses:
Cost of sales	979.1	1,063.2	4,003.1	3,740.4
Selling and administrative expenses	72.4	74.2	296.7	295.3
Income before interest, other income (expense) and income taxes	222.1	259.5	1,152.7	900.9
Interest income (expense), net	2.2	(5.7)	(4.8)	(23.3)
Other income (expense), net	(1.5)	(1.1)	(0.6)	(5.0)
Income before income tax provision	222.8	252.7	1,147.3	872.6
Income tax provision	73.9	89.6	400.2	298.5

Net income	$148.9	$163.1	$747.1	$574.1

Basic net income per common share	$1.46	$1.62	$7.35	$5.76

Diluted net income per common share	$1.45	$1.59	$7.26	$5.61

Weighted average common shares outstanding -- basic (millions)	101.7	100.4	101.7	99.7

Weighted average common shares outstanding -- diluted (millions)	102.9	102.8	102.9	102.4

Actual common shares outstanding -- end of period (millions)	101.6	101.2	101.6	101.2

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.
Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006 (a)	2007	2006 (a)
Sales:
High Performance Metals	$512.0	$489.3	$2,067.6	$1,806.6
Flat-Rolled Products	654.4	800.6	2,951.9	2,697.3
Engineered Products	107.2	107.0	433.0	432.7

Total External Sales	$1,273.6	$1,396.9	$5,452.5	$4,936.6

Operating Profit:

High Performance Metals	$187.2	$182.1	$729.1	$657.2
% of Sales	36.6%	37.2%	35.3%	36.4%

Flat-Rolled Products	55.7	106.9	505.2	348.0
% of Sales	8.5%	13.4%	17.1%	12.9%

Engineered Products	1.5	11.3	32.1	56.7
% of Sales	1.4%	10.6%	7.4%	13.1%

Operating Profit	244.4	300.3	1,266.4	1,061.9
% of Sales	19.2%	21.5%	23.2%	21.5%

Corporate expenses	(16.9)	(21.9)	(73.8)	(68.9)

Interest income (expense), net	2.2	(5.7)	(4.8)	(23.3)

Other income (expense), net of gains on asset sales	0.7	0.5	(10.2)	(15.2)

Retirement benefit expense	(7.6)	(20.5)	(30.3)	(81.9)

Income before taxes	$222.8	$252.7	$1,147.3	$872.6

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.
Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
	2007	2006 (a)
ASSETS

Current Assets:
Cash and cash equivalents	$623.3	$502.3
Accounts receivable, net of allowances for doubtful accounts of $6.3 at December 31, 2007 and $5.7 at December 31, 2006	652.2	610.9
Inventories, net	916.1	798.7
Deferred income taxes	18.8	26.6
Prepaid expenses and other current assets	38.3	49.4
Total Current Assets	2,248.7	1,987.9

Property, plant and equipment, net	1,239.5	871.7
Prepaid pension costs	230.3	-
Cost in excess of net assets acquired	209.8	206.5
Deferred income taxes	42.1	119.0
Other assets	125.2	95.4

Total Assets	$4,095.6	$3,280.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$388.4	$355.1
Accrued liabilities	277.3	241.6
Accrued income taxes	17.4	22.7
Short term debt and current portion of long-term debt	20.9	23.7
Total Current Liabilities	704.0	643.1

Long-term debt	507.3	529.9
Retirement benefits	469.6	464.4
Other long-term liabilities	191.2	140.2
Total Liabilities	1,872.1	1,777.6

Total Stockholders' Equity	2,223.5	1,502.9

Total Liabilities and Stockholders' Equity	$4,095.6	$3,280.5

(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.
Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
	Twelve Months Ended
	December 31
	2007	2006 (a)

Operating Activities:

Net income	$747.1	$574.1
Depreciation and amortization	102.9	86.2
Change in managed working capital	(44.3)	(534.2)
Change in retirement benefits	(2.4)	50.4
Pension contribution	(100.0)	(100.0)
Accrued liabilities and other	6.5	235.1
Cash provided by operating activities	709.8	311.6
Investing Activities:
Purchases of property, plant and equipment	(447.4)	(238.3)
Asset disposals and other	(4.3)	2.5
Cash used in investing activities	(451.7)	(235.8)
Financing Activities:
Net decrease in debt	(23.9)	(7.1)
Purchase of treasury stock	(61.2)	-
Dividends paid	(58.1)	(43.1)
Tax benefits on share-based compensation	50.7	80.9
Income tax withholding on share-based compensation	(50.1)	-
Exercises of stock options	5.5	33.1
Cash provided by (used in) financing activities	(137.1)	63.8
Increase in cash and cash equivalents	121.0	139.6
Cash and cash equivalents at beginning of period	502.3	362.7
Cash and cash equivalents at end of period	$623.3	$502.3

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.
Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Volume:	2007	2006	2007	2006
High Performance Metals (000's lbs.)
Titanium mill products	7,997	7,617	30,689	27,361
Nickel-based and specialty alloys	11,500	10,292	44,688	42,873
Exotic alloys	1,645	1,090	5,169	4,304

Flat-Rolled Products (000's lbs.)
High value	121,540	120,077	491,891	502,524
Standard	132,816	218,510	557,016	889,105
Flat-Rolled Products total	254,356	338,587	1,048,907	1,391,629

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$26.83	$33.57	$30.14	$33.83
Nickel-based and specialty alloys	$18.39	$15.98	$19.16	$14.35
Exotic alloys	$41.39	$40.52	$41.85	$40.39

Flat-Rolled Products (per lb.)
High value	$2.95	$2.89	$3.22	$2.50
Standard	$2.13	$2.07	$2.40	$1.61
Flat-Rolled Products combined average	$2.52	$2.36	$2.79	$1.93
Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2007	2006

Accounts receivable	$652.2	$610.9
Inventory	916.1	798.7
Accounts payable	(388.4)	(355.1)
Subtotal	1,179.9	1,054.5

Allowance for doubtful accounts	6.3	5.7
LIFO reserve	374.6	466.7
Corporate and other	65.7	55.3
Managed working capital	$1,626.5	$1,582.2

Annualized prior 2 months sales	$5,058.5	$5,453.5

Managed working capital as a % of annualized sales	32.2%	29.0%

December 31, 2007 change in managed working capital	$44.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2007	2006 (a)

Total debt	$528.2	$553.6
Less: Cash	(623.3)	(502.3)
Net debt	$(95.1)	$51.3

Net debt	$(95.1)	$51.3
Stockholders' equity	2,223.5	1,502.9
Net capital	$2,128.4	$1,554.2

Net debt to capital	-4.5%	3.3%

Total debt	$528.2	$553.6
Stockholders' equity	2,223.5	1,502.9
Total capital	$2,751.7	$2,056.5

Total debt to total capital	19.2%	26.9%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.

(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.
Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Dollars in millions)
	For the 12 month period ending
	December 31,	December 31,
	2007	2006 (a)
Return on Capital Employed:
Net income	$747.1	$574.1
Add: Net interest expense, net of tax	3.1	14.9
Net income before interest expense	$750.2	$589.0

Stockholders' equity, end of period	$2,223.5	$1,502.9
Total debt, end of period	528.2	553.6
Capital employed, end of period	$2,751.7	$2,056.5

Stockholders' equity, beginning of period	$1,502.9	$808.0
Total debt, beginning of period	553.6	560.4
Capital employed, beginning of period	$2,056.5	$1,368.4

Average capital employed	$2,404.1	$1,712.5

Return on capital employed	31.2%	34.4%

Return on Stockholders' Equity:
Net income	$747.1	$574.1

Stockholders' equity, end of period	$2,223.5	$1,502.9
Stockholders' equity, beginning of period	1,502.9	808.0
Average stockholders' equity	$1,863.2	$1,155.5

Return on stockholders' equity	40.1%	49.7%

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

(a) Information been restated in accordance with the adoption of the FASB Staff Position titled “Accounting for Planned Major Maintenance Activities”.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004